Exhibit 99.1 Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

BARNES REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Results Reflect Execution of Portfolio Optimization and Focus on Long-term Profitable Growth Strategy

Comparisons are year-over-year unless noted otherwise

Fourth Quarter 2023:
•Sales of $416 million, up 33%; Organic Sales up 2%
•Operating Margin of 7.1%; Adjusted Operating Margin of 11.5%, up 30 bps
•Adjusted EBITDA Margin of 18.8%, up 50 bps
•GAAP EPS of $0.14; Adjusted EPS of $0.41, down 21% on acquisition-related interest

Full Year 2023:
•Sales of $1,451 million, up 15% ; Organic Sales up 5%
•Operating Margin of 6.1%; Adjusted Operating Margin of 11.5%, down 10 bps
•Adjusted EBITDA Margin of 18.6%, up 20 bps
•GAAP EPS of $0.31; Adjusted EPS of $1.65, down 17% on acquisition-related interest

2024 Outlook:
•Sales Growth of 12% to 16%; Organic Sales Growth of 4% to 8%
•Adjusted EBITDA Margin of 20% to 22%
•GAAP EPS of $0.94 to $1.19; Adjusted EPS of $1.55 to $1.80

Financial Disclosure Update
•The Company is introducing Adjusted EBITDA metrics to its reporting and outlook, which management believes are useful measures to evaluate the operating performance and cash generation of the overall business and segments following the MB Aerospace acquisition(1)

February 16, 2024

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the fourth quarter and full year 2023.

"Barnes has made meaningful progress executing our business transformation and long-term profitable growth strategy. We delivered full year organic sales growth in our Aerospace business, and the acquisition of MB Aerospace further enhances our capabilities and scale as we deepen and broaden our customer relationships,” said Thomas J. Hook, President and Chief Executive Officer of Barnes. “With the recent announcement of the divestiture of our Associated Spring™ and Hänggi™ businesses, we continue to shift our portfolio to a high growth, high margin, and value-driven business. As we enter 2024, I am

123 Main Street, Bristol, CT 06010-6376

confident in our ability to position Barnes for sustainable, profitable growth and create value for all our stakeholders.”

Fourth Quarter 2023 Highlights

Comparisons are year-over-year unless noted otherwise

Sales of $416 million were up 33% compared to the prior year, supported by organic growth(2) of 2%, acquisition-related growth of 28%, and favorable foreign exchange of 2%. Operating income of $29.7 million was up 23%, and operating margin of 7.1% was down 60 bps.

Adjusted operating income of $47.7 million was up 36% and adjusted operating margin of 11.5% was up 30 bps. Adjustments excluded restructuring charges of $4.8 million, acquisition and divestiture expenses of $2.0 million, and MB Aerospace short-term purchase accounting adjustments of $11.2 million. Adjusted EBITDA was $78.2 million, up 36% from a year ago and adjusted EBITDA margin was 18.8%, up 50 bps.

Interest expense was $23.6 million versus $4.4 million primarily due to higher average borrowings from the purchase of MB Aerospace and a higher average interest rate given the recapitalization of the Company’s debt structure.

The Company’s annual effective tax rate was 52% compared with 65% last year. During the quarter, the Company completed an intercompany transaction between related entities in several tax jurisdictions which, based on the tax law in those jurisdictions, provided a favorable tax benefit.

Net income was $7.2 million, or $0.14 per share, compared to $15.6 million, or $0.30 per share. On an adjusted basis, net income per share of $0.41 was down 21% from $0.52. Adjusted net income per share excludes $0.07 of restructuring charges, acquisition and divestiture expenses of $0.03, and MB Aerospace short-term purchase accounting adjustments of $0.17.

Full Year 2023 Highlights

Comparisons are year-over-year unless noted otherwise

Sales of $1,451 million, were up 15% compared to 2022, supported by organic growth of 5%, acquisition-related growth of 9%, and favorable foreign exchange of 1%. Operating income of $89.0 million was up 56%, and operating margin increased 160 bps to 6.1%.

Adjusted operating profit of $167.3 million was up 15% and adjusted operating margin of 11.5% was down 10 bps. Full year adjusted operating profit excludes restructuring charges of $45.8 million, acquisition and divestiture expenses of $13.3 million, and MB Aerospace short-term purchase accounting adjustments of $19.2 million. Adjusted EBITDA was $270.2 million, up 16% from a year ago and adjusted EBITDA margin was 18.6%, up 20 bps.

Interest expense was $58.2 million versus $14.6 million, primarily due to higher average borrowings from the purchase of MB Aerospace and a higher average interest rate. Full year interest expense also includes one-time bridge financing fees of $9.6 million from the MB Aerospace acquisition.

Other Income was $2.4 million versus last year’s expense of $4.3 million, primarily driven by a reduction in non-operating pension expense.

The Company’s effective tax rate was 52% compared with 65% last year. The 2023 effective tax rate reflects the non-deductibility of a portion of our interest expense, transaction costs associated with the MB Aerospace acquisition that are capitalized for tax, and a change in the geographic mix of earnings.

Net income was $16.0 million, or $0.31 per share, compared to $13.5 million, or $0.26 per share. On an adjusted basis, net income per share of $1.65 was down 17% and excludes $0.66 of restructuring charges, acquisition and divestiture expenses of $0.39, and MB Aerospace short-term purchase accounting adjustments of $0.29.

Full year cash provided by operating activities was $112.4 million versus $75.6 million. The increase from the prior year was due to a lower increase in working capital. Capital expenditures of $55.7 million increased $20.7 million over the prior year, driven by investments related to the Company’s restructuring program and tied to productivity improvement. Free cash flow increased $16.2 million to $56.7 million.

Segment Performance

Comparisons are year-over-year unless noted otherwise

Aerospace
Fourth quarter sales were $213 million, up 96%. Organic sales increased 15% and acquisition-related sales added 81%. Aerospace total original equipment manufacturing (“OEM”) sales increased 109% and aftermarket sales increased 77%. On an organic basis, OEM sales increased 17% and aftermarket sales increased 12%. Operating profit was $14.0 million, down 22%. Adjusted operating profit of $27.2 million was up 53%, while adjusted operating margin declined 360 bps to 12.8%. Adjustments to operating profit exclude restructuring and transformation-related charges of $1.3 million, acquisition transaction costs of $0.8 million, and MB Aerospace short-term purchase accounting adjustments of $11.2 million. Adjusted operating profit benefited from the contribution of higher organic sales volumes, inclusive of pricing, and the contribution of MB Aerospace sales, partially offset by the amortization of long term acquired intangibles for the MB Aerospace acquisition, lower productivity, and unfavorable OEM mix. Aerospace adjusted EBITDA was $45.7 million, up 69%, and adjusted EBITDA margin was 21.5% versus 24.9% a year ago.

Full year 2023 sales were $608 million, up 42%. Organic sales increased by 15% and acquisition-related sales added 27%. Operating profit was $53.0 million, down 30%, while operating margin was 8.7% versus 17.7% a year ago. Operating profit includes approximately $8.2 million of long-term purchase accounting adjustments related to the MB Aerospace acquisition. Adjusted operating profit was $91.9 million, up 21%, and adjusted operating margin was 15.1%, down 260 bps. Adjusted operating profit excludes restructuring and transformation charges of $7.6 million, acquisition transaction costs of $12.2 million, and short-term purchase accounting adjustments of $19.2 million. Adjusted EBITDA was $142.8 million, up 19%, and adjusted EBITDA margin was 23.5% versus 27.9% a year ago.

Aerospace OEM backlog ended the year at $1.23 billion, down 1% sequentially from September 2023. The Company expects to convert approximately 50% of this backlog to revenue over the next 12 months.

Industrial
Fourth quarter sales were $203 million, down 1%. Organic sales decreased 4%, which was partly offset by favorable foreign exchange rates of 3%. Operating profit was $15.7 million versus $6.1 million in the prior year. Adjusted operating profit was $20.4 million, up 19% and adjusted operating margin was 10.1%, up 170 bps. Adjusted operating profit reflects lower organic sales volumes and unfavorable mix, partially offset by positive pricing and favorable productivity. Adjusted operating profit excludes restructuring charges of $3.5 million and divestiture-related costs of $1.2 million. Adjusted EBITDA was $32.5 million, up 4% from a year ago, and adjusted EBITDA margin was 16.0%, up 80 bps.

Full year 2023 sales were $843 million, up 1%. Organic sales were flat while favorable foreign exchange had a positive impact of 1%. Full year operating profit was $36.0 million versus operating loss of $19.1 million last year. Adjusted operating profit was $75.5 million, up 8% and adjusted operating margin was 9.0%, up 60 bps. Adjusted operating profit excludes restructuring charges of $38.3 million and divestiture-related costs of $1.2 million. Adjusted EBITDA was $126.1 million, up 9%, and adjusted EBITDA margin was 15.0% versus 13.8% a year ago.

Balance Sheet and Liquidity

As of December 31, 2023, the Company had $90 million in cash and $357 million available capacity under its revolving credit facility. The “Net Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 3.64, down from 3.77 times at the end of third quarter. Barnes remains committed to achieving a leverage ratio of 3.0x or lower by the end of 2024 and reaffirms its long-term leverage goal of 2.5x by 2025.

“In 2022, we set a strategic course to reposition Barnes for long-term value creation and we made considerable progress during 2023. For 2024, we stay focused on profitable growth and disciplined cost management to drive margin expansion and cash flow, which will support our commitment to reduce debt,” said Julie K. Streich, Senior Vice President, Finance and Chief Financial Officer, Barnes.

2024 Full Year Outlook

The Company is providing full year 2024 guidance as follows:

2024 Guidance
Organic sales growth	4% to 8%
Adjusted operating margin	12% to 14%
Adjusted EBITDA margin	20% to 22%
Adjusted earnings per share	$1.55 to $1.80
Capital expenditures	$60 million to $70 million
Free cash flow	$75 million to $85 million
Adjusted effective tax rate	30% to 32%

The Company’s 2024 Adjusted EPS guidance excludes $0.17 related to restructuring and transformation activities, $0.06 of MB Aerospace short-term purchase accounting adjustments, and $0.38 of estimated divestiture impacts related to the pending sale of the Associated Spring™ and Hänggi™ businesses.

The Company’s outlook assumes that the announced divestiture of the Associated Spring™ and Hänggi™ businesses closes at the end of the first quarter (Link). Accordingly, the outlook includes three months of financial performance forecasted for these businesses.

Conference Call Information

Barnes will conduct a conference call with investors to discuss the fourth quarter and full year 2023 results at 8:30 a.m. ET today, February 16, 2024. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 16, 2024, until 11:59 p.m. (ET) on Friday, February 23, 2024, by dialing (647) 362-9199; Conference ID 1137078.

Notes:

(1) While Barnes reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), beginning with this earnings release, the Company will provide additional information with respect to a non-GAAP measure, “Adjusted Earnings Before Interest, Income Tax, Depreciation and Amortization” (Adjusted EBITDA). With the acquisition of MB Aerospace, the largest transaction in Barnes’

history, the Company incurred related expenses, including acquired intangible assets and additional interest expense from the debt-funded acquisition. Accordingly, the Company uses Adjusted EBITDA, among other measures, to monitor our business performance. While EBITDA is not a U.S. GAAP measure, nor is it a substitute for a U.S. GAAP measure, we believe it provides helpful information to investors in understanding the ongoing operating performance of the Company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with U.S. GAAP. Tables reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, are presented at the end of this press release.

(2) Organic sales growth represents the total reported sales increase within the Company’s ongoing business less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical & personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal forming applications. Established in 1857 and headquartered in Bristol, Connecticut, USA, the Company has manufacturing and support operations around the globe. For more information, visit please visit www.onebarnes.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation and shortages impacting the availability of materials; the duration and severity of unforeseen events such as an epidemic or a pandemic, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, and climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; our ability to successfully integrate and achieve anticipated synergies associated with recently announced and future acquisitions, including the acquisition of MB Aerospace; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any ongoing and future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
ir@onebarnes.com
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$415,542	$313,473	32.6	$1,450,871	$1,261,868	15.0

Cost of sales	304,426	211,402	44.0	1,008,786	839,996	20.1
Selling and administrative expenses	81,405	77,914	4.5	353,093	296,559	19.1
Goodwill impairment charge	—	—	NM	—	68,194	NM
	385,831	289,316	33.4	1,361,879	1,204,749	13.0
Operating income	29,711	24,157	23.0	88,992	57,119	55.8

Operating margin	7.1%	7.7%		6.1%	4.5%

Interest expense	23,559	4,375	438.5	58,171	14,624	297.8
Other expense (income), net	(14)	660	(102.1)	(2,443)	4,310	(156.7)
Income before income taxes	6,166	19,122	(67.8)	33,264	38,185	(12.9)
Income taxes	(1,050)	3,553	NM	17,268	24,706	(30.1)
Net income	$7,216	$15,569	(53.7)	$15,996	$13,479	18.7

Common dividends	$8,109	$8,094	0.2	$32,412	$32,376	0.1

Per common share:
Net income:
Basic	$0.14	$0.31	(54.8)	$0.31	$0.26	19.2
Diluted	0.14	0.30	(53.3)	0.31	0.26	19.2
Dividends	0.16	0.16	—	0.64	0.64	—

Weighted average common shares outstanding:
Basic	51,112,969	50,904,802	0.4	51,052,963	50,962,447	0.2
Diluted	51,152,276	51,057,653	0.2	51,205,888	51,084,167	0.2
NM - Not meaningful

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2023	2022	% Change		2023	2022	% Change
Net sales
Aerospace	$212,688	$108,504	96.0		$608,050	$429,153	41.7
Industrial	202,854	204,969	(1.0)		842,831	832,715	1.2
Intersegment sales	—	—			(10)	—
Total net sales	$415,542	$313,473	32.6		$1,450,871	$1,261,868	15.0

Operating profit (loss)
Aerospace	$14,000	$18,012	(22.3)		$52,953	$76,174	(30.5)
Industrial	15,711	6,145	155.7		36,039	(19,055)	NM
Total operating profit	$29,711	$24,157	23.0		$88,992	$57,119	55.8

Operating margin			Change				Change
Aerospace	6.6%	16.6%	(1,000)	bps.	8.7%	17.7%	(900)	bps.
Industrial	7.7%	3.0%	470	bps.	4.3%	-2.3%	660	bps.
Total operating margin	7.1%	7.7%	(60)	bps.	6.1%	4.5%	160	bps.
NM - Not meaningful

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$89,827	$76,858
Accounts receivable	353,923	291,883
Inventories	365,221	283,402
Prepaid expenses and other current assets	97,749	80,161
Total current assets	906,720	732,304

Deferred income taxes	10,295	18,028
Property, plant and equipment, net	402,697	320,139
Goodwill	1,183,624	835,472
Other intangible assets, net	706,471	442,492
Other assets	98,207	65,295
Total assets	$3,308,014	$2,413,730

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$16	$8
Accounts payable	164,264	145,060
Accrued liabilities	221,462	158,568
Long-term debt - current	10,868	1,437
Total current liabilities	396,610	305,073

Long-term debt	1,279,962	569,639
Accrued retirement benefits	45,992	54,352
Deferred income taxes	120,608	62,562
Long-term tax liability	21,714	39,086
Other liabilities	80,865	36,691

Total stockholders' equity	1,362,263	1,346,327
Total liabilities and stockholders' equity	$3,308,014	$2,413,730

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2023	2022
Operating activities:
Net income	$15,996	$13,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,818	92,150
Loss on disposition of property, plant and equipment	(1,197)	(821)
Stock compensation expense	10,201	12,804
Non-cash goodwill impairment charge	—	68,194
Changes in assets and liabilities, net of the effects of acquisition:
Accounts receivable	(6,074)	(39,484)
Inventories	622	(48,591)
Prepaid expenses and other current assets	1,321	(9,257)
Accounts payable	(5,493)	15,998
Accrued liabilities	22,673	(25,659)
Deferred income taxes	(16,058)	2,645
Long-term retirement benefits	(17,256)	(1,474)
Long-term tax liability	(13,029)	(6,948)
Other	4,891	2,523
Net cash provided by operating activities	112,415	75,559

Investing activities:
Proceeds from disposition of property, plant and equipment	7,921	1,825
Capital expenditures	(55,739)	(35,082)
Business acquisitions, net of cash acquired	(718,782)	—
Other	(921)	(2,729)
Net cash used by investing activities	(767,521)	(35,986)

Financing activities:
Net change in other borrowings	(257)	(1,333)
Payments on long-term debt	(314,167)	(108,415)
Proceeds from the issuance of long-term debt	1,019,708	98,285
Payments of debt issuance costs	(11,341)	—
Proceeds from the issuance of common stock	353	513
Common stock repurchases	—	(6,721)
Dividends paid	(32,412)	(32,376)
Withholding taxes paid on stock issuances	(908)	(1,144)
Other	5,586	(13,638)
Net cash provided (used) financing activities	666,562	(64,829)

Effect of exchange rate changes on cash flows	(545)	(5,525)
Increase (decrease) in cash, cash equivalents and restricted cash	10,911	(30,781)

Cash, cash equivalents and restricted cash at beginning of the year	81,128	111,909
Cash, cash equivalents and restricted cash at end of year	92,039	81,128
Less: Restricted cash, included in Prepaid expenses and other current assets	(2,212)	(2,135)
Less: Restricted cash, included in Other assets	—	(2,135)
Cash and cash equivalents at end of year	$89,827	$76,858

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2023	2022
Free cash flow:
Net cash provided by operating activities	$112,415	$75,559
Capital expenditures	(55,739)	(35,082)
Free cash flow (1)	$56,676	$40,477

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	$15,996	$13,479
Goodwill impairment charge	—	68,194
Net income (as adjusted) (2)	$15,996	$81,673

Free cash flow to net income cash conversion ratio (as adjusted) (2)	354%	50%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit from 2022 net income.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
ADJUSTED OPERATING PROFIT AND ADJUSTED DILUTED EARNINGS PER SHARE
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,					Twelve months ended December 31,
	2023	2022		% Change		2023	2022	% Change
SEGMENT RESULTS
Operating Profit - Aerospace Segment (GAAP)	$14,000	$18,012		(22.3)		$52,953	$76,174	(30.5)
Restructuring/reduction in force and transformation related charges	1,295	(250)				7,557	(255)
Acquisition transaction costs	776	—				12,152	—
MB Short-term purchase accounting adjustments	11,173	—				19,192	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$27,244	$17,762		53.4		$91,854	$75,919	21.0

Operating Margin - Aerospace Segment (GAAP)	6.6%	16.6%		(1,000)	bps.	8.7%	17.7%	(900)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	12.8%	16.4%		(360)	bps.	15.1%	17.7%	(260)	bps.

Operating Profit (Loss) - Industrial Segment (GAAP)	$15,711	$6,145		155.7		$36,039	$(19,055)	NM
Restructuring/reduction in force and transformation related charges	3,548	11,052				38,259	20,853
Divestiture transaction costs	1,174	—				1,174	—
Goodwill impairment charge	—	—				—	68,194
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$20,433	$17,197		18.8		$75,472	$69,992	7.8

Operating Margin - Industrial Segment (GAAP)	7.7%	3.0%		470	bps.	4.3%	-2.3%	660	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	10.1%	8.4%		170	bps.	9.0%	8.4%	60	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$29,711	$24,157		23.0		$88,992	$57,119	55.8
Restructuring/reduction in force and transformation related charges	4,843	10,802				45,816	20,598
Acquisition transaction costs	776	—				12,152	—
Divestiture transaction costs	1,174	—				1,174	—
MB Short-term purchase accounting adjustments	11,173	—				19,192	—
Goodwill impairment charge	—	—				—	68,194
Operating Income as adjusted (Non-GAAP) (1)	$47,677	$34,959		36.4		$167,326	$145,911	14.7

Operating Margin (GAAP)	7.1%	7.7%		(60)	bps.	6.1%	4.5%	160	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.5%	11.2%		30	bps.	11.5%	11.6%	(10)	bps.

Diluted Net Income per Share (GAAP)	$0.14	$0.30		(53.3)		$0.31	$0.26	19.2
Restructuring/reduction in force and transformation related charges	0.07	0.16				0.66	0.33
Acquisition transaction costs	0.01	—				0.37	—
Divestiture transaction costs	0.02	—				0.02	—
MB Short-term purchase accounting adjustments	0.17	—				0.29	—
Tax related CEO transition costs	—	0.06				—	0.06
Goodwill impairment charge	—	—				—	1.33
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.41	$0.52		(21.2)		$1.65	$1.98	(16.7)

		Full-Year 2024 Outlook
Operating Margin (GAAP)		11.5%	to	13.5%

Restructuring/reduction in force and transformation related charges			0.7%
Divestiture related impacts			-0.5%
MB Short-term purchase accounting adjustments			0.2%

Operating Margin as adjusted (Non-GAAP) (1)		12.0%	to	14.0%

Diluted Net Income per Share (GAAP)		$0.94	to	$1.19

Restructuring/reduction in force and transformation related charges			0.17
Divestiture related impacts			0.38
MB Short-term purchase accounting adjustments			0.06

Diluted Net Income per Share as adjusted (Non-GAAP) (1)		$1.55	to	$1.80

NM - Not meaningful

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2023: 1) charges related to restructuring/reduction in force actions at certain businesses and business transformation costs (consulting fees related to transformation initiatives), including $45.8M reflected within operating profit ($4.8M in the fourth quarter) and ($1.1M) reflected within other expense (income), net ($0.0 in the fourth quarter), 2) acquisition transaction costs related to the acquisition of MB Aerospace, including $12.2M reflected within operating profit ($0.8M in the fourth quarter) and $9.6M reflected within interest expense, 3) divestiture transaction costs related to the planned divestiture of the Associated Spring™ and Hänggi™ businesses, including $1.2M reflected within operating profit in the fourth quarter, and 4) short-term purchase accounting adjustments related to its MB Aerospace acquisition, including $19.2M reflected within operating profit ($11.2M in the fourth quarter). The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring activities and actions at certain businesses, including $20.6M reflected within operating profit ($10.8M in the fourth quarter) and $1.4M reflected within other expense (income), net ($0.0M in the fourth quarter), 2) tax charges resulting from the CEO transition in 2022 and 3) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The tax effects of the restructuring related actions and acquisition related actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. The majority of the transaction costs did not have a tax effect as costs were capitalized for tax purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
EBITDA, EBITDA MARGIN, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2023				2022
	Aerospace	Industrial	Other (1)	Total	Aerospace	Industrial	Other (1)	Total
Net Sales	$ 212,688	202,854	-	$ 415,542	$ 108,504	204,969	-	$ 313,473

Net Income				$ 7,216				$ 15,569
Interest expense				23,559				4,375
Other expense (income), net				(14)				660
Income taxes				(1,050)				3,553
Operating Profit (GAAP)	$14,000	$15,711	$—	$29,711	$18,012	$6,145	$—	$24,157
Operating Margin (GAAP)	6.6%	7.7%		7.1%	16.6%	3.0%		7.7%

Other expense (income), net	-	-	14	14	-	-	(660)	(660)
Depreciation (2)	8,785	6,191	-	14,976	4,419	7,640	-	12,059
Amortization (3)	15,545	6,101	-	21,646	4,784	6,285	-	11,069
EBITDA (Non-GAAP) (4)	$38,330	$28,003	$14	$66,347	$27,215	$20,070	$(660)	$46,625
EBITDA Margin (Non-GAAP) (4)	18.0%	13.8%		16.0%	25.1%	9.8%		14.9%

Restructuring/reduction in force and transformation related charges	1,295	3,328	-	4,623	(250)	11,052	-	10,802
Acquisition transaction costs	776	-	-	776	-	-	-	-
MB Short-term purchase accounting adjustments	5,299	-	-	5,299	-	-	-	-
Divestiture transaction costs	-	1,174	-	1,174	-	-	-	-
Adjusted EBITDA (Non-GAAP) (4)	$45,700	$32,505	$14	$78,219	$26,965	$31,122	$(660)	$57,427
Adjusted EBITDA Margin (Non-GAAP) (4)	21.5%	16.0%		18.8%	24.9%	15.2%		18.3%

	Twelve months ended December 31,
	2023				2022
	Aerospace	Industrial	Other (1)	Total	Aerospace	Industrial	Other (1)	Total
Net Sales	$ 608,050	842,831	(10)	$ 1,450,871	$ 429,153	832,715	-	$ 1,261,868

Net Income				$ 15,996				$ 13,479
Interest expense				58,171				14,624
Other expense (income), net				(2,443)				4,310
Income taxes				17,268				24,706
Operating Profit (Loss) (GAAP)	$52,953	$36,039	$—	$88,992	$76,174	$(19,055)	$—	$57,119
Operating Margin (GAAP)	8.7%	4.3%		6.1%	17.7%	-2.3%		4.5%

Other expense (income), net	-	-	2,443	2,443	-	-	(4,310)	(4,310)
Depreciation (2)	23,504	28,582	-	52,086	18,075	29,088	-	47,163
Amortization (3)	38,304	25,428	-	63,732	25,644	19,343	-	44,987
EBITDA (Non-GAAP) (4)	$114,761	$90,049	$2,443	$207,253	$119,893	$29,376	$(4,310)	$144,959
EBITDA Margin (Non-GAAP) (4)	18.9%	10.7%		14.3%	27.9%	3.5%		11.5%

Restructuring/reduction in force and transformation related charges	7,557	34,854	-	42,411	(255)	17,668	-	17,413
Acquisition transaction costs	12,152	-	-	12,152	-	-	-	-
MB Short-term purchase accounting adjustments	8,318	-	-	8,318	-	-	-	-
Divestiture transaction costs	-	1,174	-	1,174	-	-	-	-
Pension related (gain)/loss	-	-	(1,144)	(1,144)	-	-	1,417	1,417
Goodwill impairment charge	-	-	-	-	-	68,194	-	68,194
Adjusted EBITDA (Non-GAAP) (4)	$142,788	$126,077	$1,299	$270,164	$119,638	$115,238	$(2,893)	$231,983
Adjusted EBITDA Margin (Non-GAAP) (4)	23.5%	15.0%		18.6%	27.9%	13.8%		18.4%

Notes:
(1) "Other" includes intersegment sales and items that are included within Other expense (income), net that are not allocated to the Company's reportable business segments.
(2) Depreciation expense in 2023 includes $3.4 million ($0.2M related to the fourth quarter) of accelerated depreciation charges related to restructuring actions. Depreciation in 2022 includes $3.2 million ($0.0M related to the fourth quarter) of similar accelerated depreciation charges.
(3) Amortization expense in 2023 includes $10.9 million ($5.9M related to the fourth quarter) of short-term purchase accounting adjustments related to backlog amortization, attributed to the acquisition of MB Aerospace.
(4) The Company defines EBITDA as net income plus interest expense, income taxes, and depreciation and amortization which the Company incurs in the normal course of business; in addition to these adjustments, the Company also excludes the impact of its "as adjusted items" above ("Adjusted EBITDA"). The Company does not intend EBITDA nor Adjusted EBITDA to represent cash flows from operations as defined by GAAP, and the reader should not consider it as an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP, or as an indicator of the Company's operating performance. Accordingly, the measurements have limitations depending on their use.